Exhibit 4.10

UR MERGER SUB CORPORATION

as the Successor Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 30, 2012

$650,000,000

8.25% Senior Notes due 2021

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of April 30, 2012 (this “Supplemental Indenture”), between UR Merger Sub Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Successor Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), under the Indenture referred to below.

WITNESSETH:

WHEREAS, RSC Equipment Rental, Inc. (“RSC Equipment”) and RSC Holdings III, LLC (“RSC III” and, together with RSC Equipment, the “Predecessor Companies”) and the Trustee have heretofore become parties to an Indenture, dated as of January 19, 2011 (the “Indenture”), providing for the issuance of 8.25% Senior Notes due 2021 of RSC III (the “Notes”);

WHEREAS, the Successor Company is the successor by merger to the Predecessor Companies pursuant to the merger of RSC Equipment with and into RSC III, with RSC III as the surviving corporation, and the merger of RSC III with and into the Successor Company, with the Successor Company as the surviving corporation, and Section 501 of the Indenture contemplates that the Successor Company will execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Company shall expressly assume all the obligations of the Predecessor Companies under the Indenture and the Notes;

WHEREAS, the Successor Company desires to enter into such supplemental indenture for good and valuable consideration; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Assumption. The Successor Company hereby expressly assumes and agrees promptly to pay, perform and discharge when due each and every debt, obligation, covenant and agreement incurred, made or to be paid, performed or discharged by the Predecessor Companies under the Indenture and the Notes. The Successor Company hereby agrees to be bound by all the terms, provisions and conditions of the Indenture and the Notes and agrees that it shall be the successor company and shall succeed to, and be substituted for, and may exercise every right and power of the Predecessor Companies, as the Predecessor Companies, under the Indenture and the Notes.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE SUCCESSOR COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

5. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

UR MERGER SUB CORPORATION

By:	/s/ Irene Moshouris
	Name:	Irene Moshouris
	Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President

[Signature Page to RSC 8.25% Senior Notes First Supplemental Indenture]